Exhibit 99.1

Investor Relations and Media Contact:
Christina Hachikian (847) 653-7166

Taylor Capital Group reports net income

of $388,000 for the first quarter of 2011

Lower provision and nonperforming asset expense drive results

CHICAGO, IL – April 28, 2011 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the first quarter of 2011.

Net income for the first quarter of 2011 was $388,000, compared to a net loss of $45.6 million for the fourth quarter of 2010. Net loss applicable to common stockholders was $2.1 million, or $0.12 per diluted share, for the first quarter of 2011, compared to net loss applicable to common stockholders of $48.1 million, or $2.76 per diluted share, for the fourth quarter of 2010.

“We are pleased to report net income for the quarter, largely due to a significant reduction in the provision for loan losses and lower nonperforming asset expense,” said Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group. “A key indicator of our improving asset quality is the level of commercial criticized and classified loans, which were down from December 31, 2010 by approximately $26 million to $278 million at March 31, 2011. Moreover, commercial criticized and classified loans are down approximately $175 million from their peak at June 30, 2009, and at their lowest level since December 31, 2007. We are encouraged by this trend, despite the slight increase in nonperforming loans this quarter. Although slow economic growth in the Chicago area may continue to have an unpredictable impact on asset quality, we are pleased with the improvements this quarter.”

Hoppe continued, “Our pre-tax, pre-provision earnings from core operations were down as mortgage revenue dropped in the face of rising interest rates, compounded by uncertainty surrounding future broker and mortgage loan officer compensation due to regulatory changes brought on by Dodd-Frank. We continue to invest in Cole Taylor Mortgage as we build a complete national platform and achieve appropriate scale. This unit diversifies our revenue streams and complements our other lines of business. In our commercial banking and asset based lending businesses, loan originations have slowed as we continue to focus on pricing discipline and solid underwriting, and on shifting our loan mix further toward middle-market commercial loans.”

FIRST QUARTER 2011 HIGHLIGHTS

Significant reductions in provision and commercial criticized and classified loans, despite slight increase in nonperforming loans

~	Provision for loan losses was $10.2 million for the first quarter of 2011, down from $59.9 million for the fourth quarter of 2010.
~	At March 31, 2011, commercial criticized and classified loans(1) totaled $277.9 million, down from $303.9 million at December 31, 2010.

~	Nonperforming loans were $168.2 million and 5.93% of total loans at March 31, 2011, up from $159.7 million and 5.16% of total loans at December 31, 2010.
~	At March 31, 2011, the allowance for loan losses was $115.0 million, compared to $124.6 million at December 31, 2010.
~	The allowance for loan losses as a percent of nonperforming loans was 68.35% at March 31, 2011, compared to 77.98% at December 31, 2010.

Pre-tax, pre-provision earnings from core operations down due to lower mortgage results and reduced net interest income

~	Pre-tax, pre-provision earnings from core operations(2) totaled $13.8 million for the first quarter of 2011, down from $16.9 million for the fourth quarter of 2010.
~	Revenue(3) was $39.1 million for the first quarter of 2011, down from $44.6 million for the fourth quarter of 2010.
~	Net interest margin decreased five basis points to 3.07% for the first quarter of 2011 from 3.12% for the fourth quarter of 2010.

Company completed its previously disclosed $25 million capital raise

~	At March 31, 2011, the Company’s Total Risk Based Capital ratio was 14.24%, up from 12.98% at December 31, 2010, and at its highest level since the Company went public in 2002.

FIRST QUARTER 2011 PERFORMANCE OVERVIEW

Results of Operations

Net Income and Net Income Applicable to Common Stockholders

Net income for the first quarter of 2011 was $388,000, compared to a net loss of $45.6 million for the fourth quarter of 2010. Net loss applicable to common stockholders was $2.1 million, or $0.12 per diluted share, for the first quarter of 2011 as compared to a net loss applicable to common stockholders of $48.1 million, or $2.76 per diluted share, for the fourth quarter of 2010.

Income before income taxes was $282,000 for the first quarter of 2011, compared to a loss before income taxes of $45.3 million in the fourth quarter of 2010. The improvement from the fourth quarter of 2010 to the first quarter of 2011 was primarily due to a $55.7 million decrease in credit costs (provision for loan losses plus nonperforming asset expense), partially offset by a $7.0 million decrease in gains on the sales of investment securities and a $3.1 million decrease in pre-tax, pre-provision earnings from core operations.

Pre-tax, Pre-provision Earnings from Core Operations

Pre-tax, pre-provision earnings from core operations totaled $13.8 million for the first quarter of 2011, compared to $16.9 million for the fourth quarter of 2010. The decrease from the fourth quarter of 2010 to the first quarter of 2011 was due to lower mortgage origination revenue and net interest income, offset by a reduction in salaries and benefits.

Cole Taylor Mortgage’s loan fundings were down in the first quarter of 2011 to $257.8 million from $493.5 million in the fourth quarter of 2010 as the rising interest rate environment slowed refinance activity even further over last quarter. In the face of lower volumes and tighter margins, this unit posted a decrease in mortgage origination revenue from $5.8 million in the fourth quarter of 2010 to $1.5 million in the first quarter of 2011.

Cole Taylor Commercial Banking and Cole Taylor Business Capital, the Bank’s asset based lending group, both had modest results for the first quarter of 2011. Results from these business units were impacted in the first quarter of 2011 as slow economic expansion in Chicago challenged loan growth compared to the fourth quarter of 2010, compounded by the Company’s focus on resisting downward competitive pricing pressure and maintaining high credit standards. Total commercial and industrial loans, including commercial owner-occupied real estate loans, were essentially flat from December 31, 2010 to March 31, 2011.

Revenue

Revenue was $39.1 million for the first quarter of 2011, compared to $44.6 million in the fourth quarter of 2010. The decrease was due to reductions in net interest income and mortgage origination revenue.

Net interest income was $32.2 million for the first quarter of 2011, compared to $33.6 million for the fourth quarter of 2010. The net interest margin was down five basis points, from 3.12% for the fourth quarter of 2010 to 3.07% for the first quarter of 2011. The reductions in both net interest income and the net interest margin were due to lower average total loan balances, including average loans held for sale which are mortgage originations pending sale, as well as increased nonaccrual loans and related interest reversals in the first quarter of 2011. The lower average total loan balances resulted in lower short-term funding needs, which helped drive an eight basis point decrease in yield on interest bearing liabilities. However, this reduction in funding costs was not enough to offset the decrease in yield on interest earning assets.

Noninterest income for the first quarter of 2011 was $6.9 million, compared to $18.0 million for the fourth quarter of 2010. The decrease was due to a reduction of $7.0 million in gains from the sales of investment securities, as well as a $4.3 million decrease in mortgage origination revenue.

Noninterest Expense

Noninterest expense was $28.6 million for the first quarter of 2011, compared to $37.0 million for the fourth quarter of 2010. The decrease was primarily due to a reduction in nonperforming asset expense of $6.0 million as a result of lower write-downs on other real estate and repossessed assets in the first quarter of 2011. In addition, salaries and employee benefits decreased $1.7 million due to a reduction in sales commissions and other incentives in the first quarter of 2011 compared to the fourth quarter of 2010, largely due to lower mortgage originations.

Credit Quality

Loan Portfolio Performance and Credit Quality

Credit quality showed signs of improvement. The watch list of commercial criticized and classified loans decreased $26.0 million, and there were significant reductions in the provision for loan losses and nonperforming asset expense from the first quarter of 2011 as compared to the fourth quarter of 2010. These results indicated continued progress as challenged credits moved though the remediation process to resolution, while at the same time the migration of new credits to criticized and classified status slowed.

Despite this progress, nonaccrual loans increased to $168.2 million at March 31, 2011, compared to $159.7 million at December 31, 2010. This increase was due to higher commercial real estate secured nonaccrual loans at March 31, 2011 as compared to December 31, 2010. The increase of $33.9 million was largely comprised of loans to three clients already on the watch list of criticized and classified loans. Partially offsetting this increase was a decrease of $13.9 million in commercial and industrial nonaccrual loans, as well as reductions in residential construction and land nonaccrual loans and commercial construction and land nonaccrual loans.

The portfolio of loans to banks and bank holding companies declined from $92.9 million at December 31, 2010 to $86.0 million at March 31, 2011, as a result of charge-offs and pay downs. There were no migrations to nonaccrual status in this portfolio during the first quarter of 2011.

Other real estate and repossessed assets increased to $38.2 million at March 31, 2011, compared to $31.5 million at December 31, 2010. The increase was largely the result of additions to other real estate and repossessed assets as the foreclosure process was completed for several properties.

Nonperforming assets were $206.4 million at March 31, 2011, compared to $191.2 million at December 31, 2010. Nonperforming assets to total assets were 4.81% at March 31, 2011, compared to 4.26% at December 31, 2010.

Loans contractually past due 30 through 89 days and still accruing were $28.3 million at March 31, 2011, compared to $11.9 million at December 31, 2010. The increase was largely the result of three commercial and real estate related loans that were less than 60 days past due at March 31, 2011.

Commercial criticized and classified loans were $277.9 million at March 31, 2011, compared to $303.9 million at December 31, 2010. This decrease was largely the result of charge-offs, pay downs, and transfers to other real estate owned during the first quarter of 2011, partially offset by new loans being placed on criticized and classified status. Commercial criticized and classified loans were down approximately $175 million from their peak of $453.1 million at June 30, 2009, and were at their lowest levels since December 31, 2007 when commercial criticized and classified loans were $247.8 million.

Provision and Allowance for Loan Losses

The provision for loan losses was $10.2 million for the first quarter of 2011, down significantly from $59.9 million for the fourth quarter of 2010 due to lower reserve requirements. A substantial part of the higher provision for loan losses taken in the fourth quarter of 2010 was due to deterioration in the portfolio of loans to banks and bank holding companies.

The allowance for loan losses was $115.0 million at March 31, 2011, compared to $124.6 million at December 31, 2010. The allowance for loan losses as a percent of nonperforming loans was 68.35% at March 31, 2011, compared to 77.98% at December 31, 2010.

Credit Quality Performance Summary

(in thousands)	3/31/2011	12/31/2010	Change 12/31/2010 To 3/31/2011

Nonperforming loans	$168,210	$159,740	$8,470

Nonperforming assets	$206,375	$191,230	$15,145

Nonperforming loans to total loans	5.93%	5.16%	0.77%

Allowance to nonperforming loans	68.35%	77.98%	-9.63%

Commercial criticized and classified loans	$277,896	$303,923	($26,027)

Balance Sheet

Assets

Total assets at March 31, 2011 were $4.29 billion, compared to $4.48 billion at December 31, 2010.

Investment securities were $1.31 billion at March 31, 2011, compared to $1.25 billion at December 31, 2010. Loans held for sale were $52.9 million at March 31, 2011, compared to $259.0 million at December 31, 2010. The decrease resulted from significantly lower origination activity at Cole Taylor Mortgage in the first quarter of 2011.

Loans, net of allowance for loan losses, at March 31, 2011 were $2.67 billion, compared to $2.71 billion at December 31, 2010. Loan growth slowed in the first quarter of 2011, which contributed to a reduction in total loan balances, as did resolutions of nonperforming loans from pay downs and charge-offs.

Liabilities and Stockholders’ Equity

Total liabilities at March 31, 2011 were $4.06 billion, compared to $4.28 billion at December 31, 2010.

Total deposits were $3.08 billion at March 31, 2011, compared to $3.03 billion at December 31, 2010. The largest increases in deposits were in-market money market accounts and CDARS time deposits, as well as out-of-market certificates of deposit. Offsetting the increase in total deposits was a $245.0 million decrease in notes payable and other advances due to a decrease in Federal Home Loan Bank advances resulting from lower short-term funding needs.

Total stockholders’ equity increased from $208.8 million at December 31, 2010 to $229.0 million at March 31, 2011, largely due to the completion of the previously disclosed $25 million capital raise, which was partially offset by the net loss applicable to common stockholders in the first quarter of 2011.

Capital

At March 31, 2011, the Company’s Tier I Risk Based Capital ratio was 10.26%, while its Total Risk Based Capital ratio was 14.24% and its Tier I Capital to Average Assets leverage ratio was 7.72%.

All the Company’s ratios exceed the regulatory requirements for well-capitalized banks of 6.00% for Tier I Risk Based Capital, 10.00% for Total Risk Based Capital and 5.00% for Tier I Capital to Average Assets.

Conference Call and Slide Presentation

The Company will host a webcast and conference call on Thursday, April 28, 2011, at 11:00 am Central Time (12:00 pm Eastern Time) to discuss the first quarter of 2011 results and other matters. To access the call, please dial
1-866-788-0547, and enter the passcode 84217500. To access streaming audio, please go to www.taylorcapitalgroup.com.

The Company will also provide a slide presentation, which management will speak to during the discussion. A copy of the presentation will be available for download prior to the start of the call at www.taylorcapitalgroup.com. The presentation will not be webcast live. If you have any trouble obtaining a copy of the presentation, please call Investor Relations at (847) 653-7166.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets
•	Consolidated Statements of Operations
•	Summary of Key Quarterly Financial Data
•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio
•	Credit Quality
•	Loan Portfolio and Held for Sale Aging
•	Funding Liabilities
•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.3 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Endnotes:

(1) Commercial criticized and classified loans (special mention, substandard, and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land, and commercial construction and land federal collateral codes. Excludes consumer loans.

(2) Schedules reconciling earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations and revenue are provided in the attached tables.

(3) Defined as net interest income plus noninterest income less gains on the sales of investment securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “prudent,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well capitalized; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; negative developments and further disruption in the credit and lending markets impacting our business and the businesses of our customers, as well as other banks and lending institutions with which we have commercial relationships; the continued decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high volume of loans secured by commercial real estate in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with the planned growth of our new mortgage unit, including the expansion into new geographic markets; lending concentration risks; the risks associated with attracting and retaining experienced and qualified personnel, including our senior management and other key personnel in our core business lines; uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us; security risks relating to our internet banking activities that could damage our reputation and our business; the potential impact of certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; the effect on our profitability if interest rates fluctuate, as well as the effect of our customers’ changing use of our deposit products; the ability to use net operating loss carryforwards to reduce future tax payments if an ownership change of the Company is deemed to have occurred for tax purposes; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; continuation of volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the conditions of the local economy in which we operate and continued weakness in the local economy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, loan syndication opportunities and competition; regulatory restrictions and liquidity constraints at the holding company level that could impair our ability to pay dividends or interest on our outstanding securities; significant restrictions on our operations as a result of our participation in the TARP CPP; the impact of changes in legislation, including the Dodd-Frank Act, or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned “Risk Factors” in our December 31, 2010 Annual Report on Form 10-K filed with the SEC on March 22, 2011. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) Mar. 31, 2011	Dec. 31, 2010
ASSETS
Cash and cash equivalents	$79,303	$81,329
Investment securities	1,305,486	1,254,477
Loans held for sale	52,872	259,020
Loans, net of allowance for loan losses of $114,966 and $124,568 at March 31, 2011 and December 31, 2010, respectively	2,668,921	2,710,770
Premises, leasehold improvements and equipment, net	15,536	15,890
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	40,346	40,032
Other real estate and repossessed assets, net	38,165	31,490
Other assets	86,061	90,846

Total assets	$4,286,690	$4,483,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$617,107	$633,300
Interest-bearing	2,459,750	2,393,606

Total deposits	3,076,857	3,026,906
Other borrowings	490,974	511,008
Accrued interest, taxes and other liabilities	54,183	56,697
Notes payable and other advances	260,000	505,000
Junior subordinated debentures	86,607	86,607
Subordinated notes, net	89,030	88,835

Total liabilities	4,057,651	4,275,053

Stockholders’ equity:
Preferred stock, Series B	100,792	100,389
Preferred stock, Series C	31,912	31,912
Preferred stock, Series D	4	4
Preferred stock, Series E	5,588	5,588
Preferred stock, Series G	2	—
Common stock	215	192
Surplus	337,804	312,693
Accumulated deficit	(191,971)	(189,895)
Accumulated other comprehensive income, net	(25,722)	(22,497)
Treasury stock	(29,585)	(29,585)

Total stockholders’ equity	229,039	208,801

Total liabilities and stockholders’ equity	$4,286,690	$4,483,854

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Interest income:
Interest and fees on loans	$35,365	$38,607	$38,211
Interest and dividends on investment securities:
Taxable	11,452	10,500	13,446
Tax-exempt	775	855	1,229
Interest on cash equivalents	3	5	1

Total interest income	47,595	49,967	52,887

Interest expense:
Deposits	8,624	9,402	12,442
Other borrowings	1,809	1,797	2,285
Notes payable and other advances	1,043	1,291	1,624
Junior subordinated debentures	1,443	1,449	1,438
Subordinated notes	2,489	2,466	1,631

Total interest expense	15,408	16,405	19,420

Net interest income	32,187	33,562	33,467
Provision for loan losses	10,241	59,923	21,130

Net interest income (loss) after provision for loan losses	21,946	(26,361)	12,337

Noninterest income:
Service charges	2,890	2,861	2,857
Mortgage origination revenue	1,517	5,758	303
Gain (loss) on disposition of bulk purchased mortgage loans	28	19	(2,022)
Gains on sales of investment securities	-	6,997	1,433
Other derivative income	753	669	209
Other noninterest income	1,697	1,705	1,594

Total noninterest income	6,885	18,009	4,374

Noninterest expense:
Salaries and employee benefits	14,689	16,408	11,613
Occupancy of premises, furniture and equipment	2,890	2,637	2,554
Nonperforming asset expense	3,277	9,259	4,938
FDIC assessment	1,948	1,877	2,213
Legal fees, net	794	1,195	819
Other noninterest expense	4,951	5,595	5,015

Total noninterest expense	28,549	36,971	27,152

Income (loss) before income taxes	282	(45,323)	(10,441)
Income tax expense (benefit)	(106)	284	306

Net income (loss)	388	(45,607)	(10,747)
Preferred dividends and discounts	(2,464)	(2,448)	(2,887)

Net loss applicable to common stockholders	$(2,076)	$(48,055)	$(13,634)

Basic loss per common share	$(0.12)	$(2.76)	$(1.30)
Diluted loss per common share	(0.12)	(2.76)	(1.30)
Weighted-average shares outstanding	17,440,617	17,427,676	10,515,668
Weighted-average diluted shares outstanding	17,440,617	17,427,676	10,515,668

SUMMARY OF KEY QUARTERLY FINANCIAL DATA

(dollars in thousands)

Unaudited

	2011	2010
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Condensed Income Data:
Net interest income	$32,187	$33,562	$34,367	$34,678	$33,467
Provision for loan losses	10,241	59,923	18,128	43,946	21,130
Total noninterest income	6,885	18,009	44,142	6,158	4,374
Total noninterest expense	28,549	36,971	26,646	27,467	27,152

Income (loss) before income taxes	282	(45,323)	33,735	(30,577)	(10,441)
Income tax expense (benefit)	(106)	284	321	306	306

Net income (loss)	388	(45,607)	33,414	(30,883)	(10,747)
Preferred dividends and discounts	(2,464)	(2,448)	(2,671)	(1,693)	(2,887)
Implied non-cash preferred dividends	-	-	-	(15,756)	-

Net income (loss) applicable to common stockholders	$(2,076)	$(48,055)	$30,743	$(48,332)	$(13,634)

Non-GAAP Measures of Performance (1)
Revenue	$39,072	$44,574	$45,705	$40,694	$36,408

Pre-tax, pre-provision earnings from core operations	13,800	16,862	20,597	17,282	14,194

Per Share Data:
Basic earnings (loss) per common share	$(0.12)	$(2.76)	$1.68	$(3.35)	$(1.30)
Diluted earnings (loss) per common share	(0.12)	(2.76)	1.57	(3.35)	(1.30)
Book value per common share	4.50	3.97	8.03	8.26	8.54
Weighted average shares-basic	17,440,617	17,427,676	17,742,119	14,408,469	10,515,668
Weighted average shares-diluted	17,440,617	17,427,676	20,740,215	14,408,469	10,515,668
Shares outstanding-end of period	20,184,809	17,877,708	18,286,842	18,312,772	11,076,197

Performance Ratios (annualized):
Return (loss) on average assets	0.04%	(4.08)%	3.01%	(2.70)%	(0.96)%
Return (loss) on average equity	0.75%	(64.86)%	46.65%	(45.86)%	(16.25)%
Efficiency ratio (2)	73.07%	82.94%	58.30%	67.50%	74.58%

Average Balance Sheet Data (3):
Total assets	$4,389,583	$4,474,270	$4,447,421	$4,573,030	$4,479,495
Investments	1,355,827	1,273,452	1,269,634	1,431,291	1,351,711
Cash equivalents	1,109	1,598	1,191	656	294
Loans	2,933,939	3,063,780	3,018,084	3,034,630	3,022,833
Total interest-earning assets	4,290,875	4,338,830	4,288,909	4,466,577	4,374,838
Interest-bearing deposits	2,460,937	2,374,297	2,389,226	2,470,356	2,312,650
Borrowings	1,057,337	1,151,370	1,101,125	1,205,590	1,245,568
Total interest-bearing liabilities	3,518,274	3,525,667	3,490,351	3,675,946	3,558,218
Noninterest-bearing deposits	612,032	617,158	602,903	584,246	606,604
Total stockholders’ equity	206,476	281,251	286,478	269,356	264,588

Tax Equivalent Net Interest Margin:
Net interest income as stated	$32,187	$33,562	$34,367	$34,678	$33,467
Add: Tax equivalent adjust.- investment (4)	417	460	618	653	662
Tax equivalent adjust. - loans (4)	24	25	25	25	25

Tax equivalent net interest income	$32,628	$34,047	$35,010	$35,356	$34,154

Net interest margin without tax adjust.	3.03%	3.08%	3.19%	3.11%	3.09%
Net interest margin - tax equivalent (4)	3.07%	3.12%	3.25%	3.17%	3.15%
Yield on earning assets without tax adjust.	4.48%	4.58%	4.82%	4.82%	4.88%
Yield on earning assets - tax equivalent (4)	4.52%	4.62%	4.88%	4.88%	4.95%
Yield on interest-bearing liabilities	1.77%	1.85%	2.00%	2.07%	2.21%
Net interest spread - without tax adjust.	2.71%	2.73%	2.82%	2.74%	2.67%
Net interest spread - tax equivalent (4)	2.75%	2.77%	2.88%	2.81%	2.74%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA

(dollars in thousands)

Unaudited

	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010
Condensed Balance Sheet Data:
Investment securities	$1,305,486	$1,254,477	$1,172,600	$1,430,419	$1,408,240
Loans	2,836,759	3,094,358	3,032,939	3,037,664	3,006,771
Allowance for loan losses	114,966	124,568	94,138	100,500	100,151
Total assets	4,286,690	4,483,854	4,658,815	4,585,230	4,514,180
Total deposits	3,076,857	3,026,906	2,972,668	3,042,966	2,957,720
Total borrowings	926,611	1,191,450	1,169,009	1,203,934	1,250,830
Total stockholders’ equity	229,039	208,801	278,741	282,755	253,800

Asset Quality Ratios:
Nonperforming loans	$168,210	$159,740	$118,419	$154,378	$141,190
Nonperforming assets	206,375	191,230	157,482	182,547	168,545
Allowance for loan losses to total loans (excluding loans held for sale)	4.13%	4.39%	3.25%	3.40%	3.36%
Allowance for loan losses to nonperforming loans	68.35%	77.98%	79.50%	65.10%	70.93%
Nonperforming assets to total loans plus repossessed property	7.18%	6.12%	5.13%	5.95%	5.55%

Capital Ratios (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	14.24%	12.98%	14.15%	13.20%	12.34%
Tier I Capital (to Risk Weighted Assets)	10.26%	8.93%	10.39%	9.34%	9.29%
Leverage (to average assets)	7.72%	6.89%	8.04%	7.02%	7.07%

COMPOSITION OF LOAN PORTFOLIO (unaudited)

(dollars in thousands)

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	March 31, 2011		December 31, 2010		March 31, 2010
Loans:	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,348,173	48.4%	$1,351,862	47.7%	$1,263,210	42.4%
Commercial real estate secured	1,095,681	39.4	1,120,361	39.5	1,180,988	39.7
Residential construction & land	87,180	3.1	104,036	3.7	206,727	6.9
Commercial construction & land	105,033	3.8	106,423	3.8	142,845	4.8

Total commercial loans	2,636,067	94.7	2,682,682	94.7	2,793,770	93.8
Consumer-oriented loans	147,821	5.3	152,657	5.3	184,513	6.2

Gross loans	2,783,888	100.0%	2,835,339	100.0%	2,978,283	100.0%

Less: Unearned discount	(1)		(1)		(4)

Total loans	2,783,887		2,835,338		2,978,279
Less: Loan loss allowance	(114,966)		(124,568)		(100,151)

Net loans	$2,668,921		$2,710,770		$2,878,128

Loans Held for Sale	$52,872		$259,020		$28,492

The following tables provide details of the Company’s commercial real estate and residential construction and land portfolios:

	March 31, 2011		December 31, 2010		March 31, 2010
Commercial real estate secured*:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$188,971	17.2%	$198,527	17.7%	$211,933	17.8%
Office/mixed use property	114,209	10.4	116,726	10.4	144,818	12.3
Commercial properties	149,030	13.6	147,920	13.2	145,889	12.4
Specialized – other	80,808	7.4	82,332	7.4	97,721	8.3
Other commercial properties	41,355	3.8	43,595	3.9	55,521	4.7

Subtotal commercial non-owner occupied	574,373	52.4	589,100	52.6	655,882	55.5
Commercial owner-occupied	406,703	37.1	411,519	36.7	378,666	32.1
Multi-family properties	114,605	10.5	119,742	10.7	146,440	12.4

Total commercial real estate secured	$1,095,681	100.0%	$1,120,361	100.0%	$1,180,988	100.0%

Residential construction & land:
Residential construction	$64,730	74.2%	$80,685	77.6%	$167,728	81.1%
Land	22,450	25.8	23,351	22.4	38,999	18.9

Total residential construction and land	$87,180	100.0%	$104,036	100.0%	$206,727	100.0%

* As a result of our recent core system conversion, we identified certain sub-codings within our loan system that changed the characterization of certain commercial real estate non-owner occupied loans to owner occupied real estate. Although there was no impact to the calculation of the total commercial real estate loans, we have adjusted the table above to reflect the revised classifications for all periods presented.

CREDIT QUALITY (unaudited)

(dollars in thousands)

	At or for the Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$54	$55	$58
Nonaccrual loans:
Commercial and industrial	57,500	71,438	25,310
Commercial real estate secured	76,134	42,221	34,863
Residential construction and land	13,599	20,660	57,320
Commercial construction and land	6,311	12,734	14,171
All other loan types	14,612	12,632	9,468

Total nonaccrual loans	168,156	159,685	141,132

Total nonperforming loans	168,210	159,740	141,190
Other real estate owned and repossessed assets	38,165	31,490	27,355

Total nonperforming assets	$206,375	$191,230	$168,545

Other Credit Quality Information:
Loans contractually past due 30 through 89 days and still accruing	$28,341	$11,948	$13,186
Commercial criticized and classified loans (1)	277,896	303,923	368,241
Performing restructured loans	19,741	29,786	1,247
Recorded balance of impaired loans	178,592	181,081	132,911
Allowance for loan losses related to impaired loans	47,144	59,857	24,312

Allowance for Loan Losses Summary:
Allowance at beginning of period	$124,568	$94,138	$106,185
Charge-offs, net of recoveries:
Commercial and commercial real estate	(10,736)	(27,945)	(8,439)
Real estate – construction and land	(8,692)	(639)	(17,605)
Total consumer-oriented loans	(415)	(910)	(1,120)

Total net charge-offs	(19,843)	(29,494)	(27,164)
Provision for loan losses	10,241	59,924	21,130

Allowance at end of period	$114,966	$124,568	$100,151

Key Credit Ratios:
Nonperforming loans to total loans	5.93%	5.16%	4.70%
Nonperforming assets to total loans plus repossessed property	7.18%	6.12%	5.55%
Nonperforming assets to total assets	4.81%	4.26%	3.73%
Annualized net charge-offs to average total loans	2.71%	3.85%	3.59%
Allowance to total loans at end of period (excluding loans held for sale)	4.13%	4.39%	3.36%
Allowance to nonperforming loans	68.35%	77.98%	70.93%
30 – 89 days past due to total loans	0.87%	0.39%	0.44%

(1) Commercial criticized and classified loans (special mention, substandard and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land and commercial construction and land federal collateral codes. Excludes consumer loans.

LOAN PORTFOLIO AND HELD FOR SALE AGING (unaudited)

(dollars in thousands)

	As of March 31, 2011
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$5,188	$ —	$57,500	$1,285,485	$1,348,173	48%	$56,688

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	16,374	172,597	188,971	7%	8,412
Office/mixed use property	1,115	—	4,413	108,681	114,209	4%	3,670
Commercial properties	6,251	—	10,304	132,475	149,030	5%	6,1955
Specialized – other	3,369	—	3,133	74,306	80,808	3%	1,548
Other commercial properties	1,305	—	—	40,050	41,355	2%	805

Subtotal commercial non-owner occupied	12,040	—	34,224	528,109	574,373	21%	20,630
Commercial owner-occupied	—	—	17,959	388,744	406,703	14%	8,511
Multi-family properties	239	1	23,951	90,414	114,605	4%	6,606

Total commercial real estate secured	12,279	1	76,134	1,007,267	1,095,681	39%	35,747

Residential construction & land:
Residential construction	3,530	—	12,643	48,557	64,730	2%	9,745
Land	125	—	956	21,369	22,450	1%	3,194

Total residential construction and land	3,655	—	13,599	69,926	87,180	3%	12,939

Commercial construction and land	—	—	6,311	98,722	105,033	4%	4,081

Total commercial loans	21,122	1	153,544	2,461,400	2,636,067	94%	109,455

Consumer loans	7,219	53	14,612	178,808	200,692	6%	5,511

Total loans	$28,341	$54	$168,156	$2,640,208	$2,836,759	100%	$114,966

FUNDING LIABILITIES (unaudited)

(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	March 31, 2011		December 31, 2010		March 31, 2010
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
In-market deposits:
Noninterest-bearing deposits	$612,032	19.9%	$617,158	20.6%	$606,604	20.8%
NOW accounts	240,928	7.9	268,446	9.0	243,649	8.3
Savings deposits	38,094	1.2	40,120	1.3	41,050	1.4
Money market accounts	601,702	19.6	579,990	19.4	457,534	15.7
Customer certificates of deposit	713,423	23.2	725,383	24.3	779,963	26.7
CDARS time deposits	202,491	6.6	145,808	4.9	124,558	4.3
Public time deposits	78,774	2.6	63,324	2.1	74,376	2.6

Total in-market deposits	2,487,444	81.0	2,440,229	81.6	2,327,734	79.8

Out-of-market deposits:
Brokered money market deposits	5,616	0.2	6,028	0.2	7,033	0.2
Out-of-local-market certificates of deposit	114,714	3.7	94,856	3.2	85,822	2.9
Brokered certificates of deposit	465,195	15.1	450,342	15.0	498,665	17.1

Total out-of-market deposits	585,525	19.0	551,226	18.4	591,520	20.2

Total deposits	$3,072,969	100.0%	$2,991,455	100.0%	$2,919,254	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes the Company’s deposits as “in-market” and “out-of-market” deposits:

	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
In-market deposits:
Noninterest-bearing deposits	$617,107	$633,300	$587,402
NOW accounts	239,067	248,662	227,981
Savings accounts	38,040	37,992	40,903
Money market accounts	606,620	583,365	483,209
Customer certificates of deposit	704,234	715,030	784,108
CDARS time deposits	202,458	182,879	163,025
Public time deposits	78,160	70,697	75,170

Total in-market deposits	2,485,686	2,471,925	2,361,798

Out-of-market deposits:
Brokered money market deposits	5,520	5,832	6,739
Out-of-local-market certificates of deposit	122,808	99,313	105,384
Brokered certificates of deposit	462,843	449,836	483,799

Total out-of-market deposits	591,171	554,981	595,922

Total deposits	$3,076,857	$3,026,906	$2,957,720

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)

(dollars in thousands)

The following, as of the dates indicated, reconciles the income (loss) before income taxes to pre-tax, pre-provision earnings from core operations.

	For the Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010
Income (loss) before income taxes	$282	$(45,323)	$33,735	$(30,577)	$(10,441)
Add back (subtract):
Provision for loan losses	10,241	59,923	18,128	43,946	21,130
Nonperforming asset expense	3,277	9,259	1,538	4,055	4,938
Gains on sales of investment securities	—	(6,997)	(32,804)	(142)	(1,433)

Pre-tax, pre-provision earnings from core operations	$13,800	$16,862	$20,597	$17,282	$14,194

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010
Net interest income	$32,187	$33,562	$34,367	$34,678	$33,467
Noninterest income	6,885	18,009	44,142	6,158	4,374
Subtract:
Gains on sales of investment securities	—	(6,997)	(32,804)	(142)	(1,433)

Revenue	$39,072	$44,574	$45,705	$40,694	$36,408

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision earnings from core operations and of revenue. In the pre-tax, pre-provision earnings non-GAAP financial measure, the provision of loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income less investment securities gains and losses. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period.